AMENDMENT TO RIGHTS AGREEMENT

         This Amendment to Rights Agreement is entered into as of March 30, 2000, between EFTC Corporation, a Colorado corporation ( "EFTC"), and American Securities Transfer & Trust, Inc. (the "Rights Agent").

                                    RECITALS

         EFTC and the Rights Agent are parties to a Rights Agreement dated as of February 25, 1999 (the "Rights Agreement") and wish to amend the same.

                                    AGREEMENT

         The parties agree as follows:

         1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement shall be amended to read in its entirety as follows:

              (a) "Acquiring Person" means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; and (ii) any Person who would otherwise become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the acquisition of shares of Common Stock by the Company or a Subsidiary of the Company, unless and until such Person shall thereafter purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, (iii) none of (x) Thayer-BLUM Funding, LLC, a Delaware limited liability company (the "Purchaser"), (y) any of its permitted assigns under the Securities Purchase Agreement dated as of March 30, 2000 (the "Purchase Agreement"), by and between the Company and the Purchaser, nor (z) any Person whose Beneficial Ownership of the Company's Common Stock is derivative of the Beneficial Ownership of any such Persons shall be an Acquiring Person hereunder; (iv) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. The definition of "Distribution Date" in Section 1 of the Rights Agreement shall be amended by adding the following at the end thereof:




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         Neither the execution and delivery of the Purchase Agreement nor the consummation of the transactions contemplated thereby, including the Tender Offer (as such term is defined in the Purchase Agreement), will not cause the Distribution Date to occur.

         3. Section 11 of the Rights Agreement shall be amended by adding an additional subsection at the end thereof to read in its entirety as follows:

              (q) Notwithstanding any other provision contained in this Agreement, neither the execution and delivery of the Purchase Agreement nor the consummation of the transactions contemplated thereby, including the Tender Offer (as such term is defined in the Purchase Agreement), will result in any adjustment under the provisions of this
         Section 11.

         4. In all other respects the Rights Agreement is ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   EFTC CORPORATION


                                   By: /s/ Jack Calderon
                                   Name: Jack Calderon
                                   Title: President and Chief Executive Officer


                                   AMERICAN SECURITIES TRANSFER
                                   & TRUST, INC.


                                   By: /s/ Laura Sisneros
                                   Name:  Laura Sisneros
                                   Title:   Vice President


                                   By: /s/ Katheen Heagerty
                                   Name:  Kathleen Heagerty
                                   Title:   Vice President




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